EXHIBIT 5.1

                      [Graubard Mollen & Miller Letterhead]

                                               February 8, 2000

QuikBIZ Internet Group, Inc.
6801 Powerline Road
Ft. Lauderdale, Florida 33308

Re:      Registration Statement on Form SB-2

Ladies and Gentlemen:

             We have acted as counsel for QuikBIZ Internet Group, Inc., a Nevada corporation ("QuikBIZ"), in connection with the preparation of a Registration Statement on Form SB-2 filed by QuikBIZ with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended ("Act"), relating to the public resale by certain selling shareholders (the
"Selling Shareholders") of (i) 858,053 shares of QuikBIZ's common stock, par value $.002 per share ("Common Stock"), that are presently outstanding, (ii) up to 17,000,000 shares of Common Stock ("Swartz Shares") that may be issued to Swartz Private Equity LLC ("Swartz") pursuant to a certain Investment Agreement between QuikBIZ and Swartz ("Investment Agreement") and upon exercise of warrants issued or to be issued to Swartz under the Investment Agreement, and
(ii) up to 600,000 shares of Common Stock ("Meyerson Shares") that may be issued to M.H. Meyerson & Co., Inc. ("Meyerson") upon exercise of warrants held by Meyerson. This opinion is being furnished pursuant to Item 601(b)(5) of Regulation S-B under the Act.

         In connection with rendering the opinion as set forth below, we have reviewed (a) the Registration Statement and the exhibits thereto; (b) QuikBIZ's Articles of Incorporation, as amended, (c) QuikBIZ's Bylaws; (d) the Investment Agreement, the warrants issued to Swartz, the form of the warrants to be issued to Swartz and the warrants issued to Meyerson, (e) certain records of QuikBIZ's corporate proceedings as reflected in its minute books, and (f) such statutes, records and other documents as we have deemed relevant.

         In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof. In addition, we have made such other examinations of law and fact as we have deemed relevant in order to form a basis for the opinion hereinafter expressed.

         Based upon the foregoing, we are of the opinion that (i) the outstanding shares of Common Stock to be sold by the Selling Shareholders have been validly issued and are fully paid and non-assessable, and (ii) that the Swartz Shares and the Meyerson Shares, upon issuance by the Company in the manner and for the consideration contemplated in the Investment Agreement and, in the case of the shares of Common Stock underlying the warrants issued and to be issued to Swartz under the Investment Agreement and the warrants issued to Meyerson, upon exercise of the warrants and payment of the respective exercise prices thereof to QuikBIZ in accordance with their terms, will be validly issued, fully paid and non-assessable. We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the references to this firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we acting within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder.

                                        Very truly yours,

                                     /s/ GRAUBARD MOLLEN & MILLER